EXHIBIT 99.1

[LOGO]                                           Nextel Communications, Inc.
                                                 1505 Farm Credit Drive
 For Immediate Release                           McLean, VA  22102
                                                 703 394-3000


                                                                    Contacts:
                                                          Investor Relations:
                                                  Paul Blalock (703) 394-3500
                                                                       Media:
                                                    Ben Banta  (703) 394-3573

         Nextel Successfully Completes $500 Million Private Placement


McLEAN, Va. - July 21, 1997 - Nextel Communications, Inc., (NASDAQ: NXTL) today announced that it has completed a private placement of $500 million of 13% Series D Exchangeable Preferred Stock. The size of the offering was increased from 350,000 shares to 500,000 shares and will be used to fund the continued buildout of the Nextel National Network.

"We are encouraged by the support of the financial community as evidenced by the oversubscription and increase in the size of the offering. These funds will enable our accelerated buildout to continue and will ensure the availability of the financial resources necessary to finance our strong growth," said Steve Shindler, chief financial officer for Nextel.

The Series D Exchangeable Preferred Stock is subject to mandatory redemption in 2009 and is optionally redeemable for cash and exchangeable into subordinated debt at Nextel's option in certain circumstances. Dividends accrue at an annual rate of 13% of the $1,000 per share liquidation preference and are cumulative from the date of issuance, payable quarterly in cash or at the option of Nextel prior to July 15, 2002, in additional shares of preferred stock. The Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

Nextel Communications, Inc., based in McLean, Va., is the nation's leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States. Nextel plans to cover 85 percent of where America's population lives or works by the end of 1998. To learn more about Nextel and our services, visit our website at http://www.nextel.com.
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